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                        DEAN WITTER VARIABLE INVESTMENT SERIES

                                Two World Trade Center
                                 New York, NY  10048





                                       October     , 1996


To Dean Witter InterCapital Inc.:

    The Investment Management Agreement between you and this Fund (the "Agreement") provides that in the event the Fund establishes additional Portfolios with respect to which it desires to retain you to render investment advisory services under the Agreement, it shall notify you in writing, and further provides that if you are willing to render such services, you shall notify the Fund in writing, whereupon such Portfolios shall become Portfolios under the Agreement.

    The Fund hereby informs you that it has established two additional Portfolios, designated as the Income Builder Portfolio and the Capital Appreciation Portfolio, and that it desires to retain you to render investment advisory services to these Portfolios under the Agreement, for which the Fund shall pay you monthly compensation determined by applying the annual rate of __% to the net assets of each of the Income Builder Portfolio and the Capital Appreciation Portfolio, determined as of the close of each business day.


                                  Very truly yours,

                                  DEAN WITTER VARIABLE
                                  INVESTMENT SERIES


                                  by
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Dean Witter InterCapital Inc. hereby notifies Dean Witter Variable Investment
Series of its willingness to render investment advisory services to the Income Builder Portfolio and the Capital Appreciation Portfolio under the Agreement, with the fee as specified above.


                                  DEAN WITTER INTERCAPITAL INC.


                                  by
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